EXHIBIT 4




                            AGREEMENT
                            ---------

       AGREEMENT (the "Agreement") dated May 27, 1994 by and between
AMERICAN EXPRESS COMPANY ("AXP") and AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC. ("TRS").

       Whereas, AXP wishes to transfer to TRS, and TRS wishes to accept, those certain assets of AXP listed on Appendix A attached hereto and made a part hereof (the "Assets").

       Accordingly, in consideration of the mutual agreements, covenants, representations and warranties herein contained, the parties hereby agree as follows:


               ARTICLE I - TRANSFER OF THE ASSETS
               ----------------------------------

       1.01. Transfer and Delivery. At the Closing (as defined in Section 1.04), AXP will assign, transfer and deliver to TRS or its permitted assignees, and TRS (or such assignees) shall accept from AXP, all right, title and interest of AXP in and to the Assets, free and clear of all liens, claims, charges, encumbrances and security interests of whatever nature, except as set forth in Appendix A.

       1.02. Delivery of Assets. At the Closing, AXP will deliver to TRS (or its permitted assignees) such bills of sale, endorsements, stock powers, assignments and other instruments of transfer and conveyance reasonably satisfactory in form and substance to TRS, and having all requisite stock transfer stamps, if any, attached, required to assign and transfer AXP's interest in the Assets.

       1.03. Consideration. At the closing TRS shall issue 5,180 shares of its 7% Redeemable Preferred Shares, Series A (the "Shares") to AXP. The Shares will be issued in fully registered form and registered in the name of AXP or its nominee. Each certificate representing Shares will contain a legend stating that no sale, pledge, hypothecation or other transfer of such Shares shall be made except in a transaction that is not in violation of the Securities Act of 1933, as amended (the "Act").

       1.04. Closing. The closing (the "Closing") will take place in New York, at 10:00 A.M., on the date hereof or at such other date and time as the parties hereto may agree (the "Closing Date").


          ARTICLE II - REPRESENTATIONS AND WARRANTIES
          -------------------------------------------
                             OF AXP
                             ------

       AXP represents and warrants to TRS as follows:

       2.01. Title. To the knowledge of AXP, all of the Assets are owned by AXP free and clear of all liens, claims, charges, encumbrances and security interests of whatever nature.

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       2.02   Due Authorization.  AXP is a corporation duly organized,
validly existing and in good standing under the laws of the State of New York. AXP has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by AXP have been duly and validly authorized by all necessary corporate action on the part of AXP. This Agreement has been duly executed and delivered by AXP, and (assuming the valid execution by TRS) constitutes a valid and binding agreement of AXP, enforceable against AXP in accordance with its terms, except as such enforceability may be affected by bankruptcy and other similar laws affecting creditors' rights generally and by general principles of equity.

       2.03. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by AXP will (a) require AXP to file or register with, notify, or obtain any permit, authorization, consent or approval of, any governmental or regulatory authority, except for such filings on Schedules 13D or 13G and such filings under Section 16 of the Securities and Exchange Act of 1934 as may be required; (b) violate or breach any provision of, or constitute a default (or any event that with notice or lapse of time or both would constitute a default) under, any of the terms of any material note, bond, indenture, franchise, license, permit, lease, agreement or other instrument, commitment or obligation to which AXP is a party or by which its properties or assets may be bound; (c) violate any law or statute or any order, writ, injunction, decree, judgment or ruling of any court or governmental authority applicable to AXP or any of its properties or assets; or (d) conflict with or breach any provision of the charter documents or by-laws of AXP.


       ARTICLE III - REPRESENTATIONS AND WARRANTIES OF TRS
       ---------------------------------------------------

       TRS represents and warrants to AXP as follows:

       3.01. Due Authorization. TRS is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. TRS has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by TRS have been duly and validly authorized by all necessary corporate action of TRS. This Agreement has been duly executed and delivered by TRS and (assuming the valid execution by AXP), constitutes a valid and binding obligation of TRS, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy and other similar laws affecting creditors' rights generally and by general principles of equity.

       3.02. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the issuance and delivery of the Shares by TRS will
(a) require TRS to file or register with, notify, or obtain any permit, authorization, consent or approval of, any governmental or regulatory authority, except for such (i) filings on Schedules 13D or 13G and such filings under Section 16 of the Securities and Exchange Act of 1934 as may be required and (ii) the filing of the Certificate of Amendment (the "Certificate") with the Department of State of the State of New York and such other consents, approvals, authorizations, registrations, qualifications or filings as may be required under the securities or blue sky laws of any jurisdiction; (b) violate or breach any provision of, or constitute a default (or any event that with notice or lapse of time or both would constitute a default) under, any of the terms of any material note, bond, indenture, franchise, license, permit, lease, agreement or other instrument, commitment or obligation to which TRS is a party or by which its properties or assets may be bound; (c) violate any order, writ, injunction, decree, judgment, law or
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ruling, of any court or governmental authority applicable to TRS or any of its property or assets; or (d) conflict with or breach any provision of the charter documents or by-laws of TRS.

       3.03. Issuance of the Shares. The Shares have been validly authorized and, upon payment therefor, consisting of the sale and transfer of the Assets as provided in this Agreement, will be validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and none of the Shares will be subject to any lien, charge or encumbrance or any other claim of any third party arising out of any act of the Company. When issued, the Shares will have such designation, preference, limitations and relative rights as set forth in the Certificate.

       3.04. Certificate of Amendment. Prior to the Closing the Certificate will be filed with the Department of State of the State of New York without modification to the form thereof attached hereto as Exhibit A.

                     ARTICLE IV - COVENANTS
                     ----------------------

       4.01. Notices. Immediately following the Closing: (a) the parties hereto shall notify Mellon Bank Corporation ("Mellon") of the transfer of the Mellon Shares and the Mellon Warrants to TRS, and shall request Mellon to register the Mellon Shares in the name of TRS or its nominee, (b) the parties shall also notify Mellon Bank, N.A. as warrant agent under the Warrant Agreement, of the transfer of the Mellon Warrants and request such agent to register the Mellon Warrants in the name of TRS, (c) the parties shall notify First Data Corporation ("FDC") or its transfer agent of the transfer of the FDC Shares to TRS, and shall request FDC or such transfer agent to register the FDC Shares in the name of TRS or its nominee, (d) AXP shall deliver instructions to Smith Barney Shearson Inc. ("SBS") directing SBS to make payment of AXP's applicable share under the SBS Participation Agreements to an account of TRS or as otherwise instructed by TRS from time to time and (e) the parties shall notify Lehman Brothers Holdings Inc. ("LBH") of the transfer of the LBH Preferred Stock to TRS, and shall request LBH to register the LBH Preferred Stock in the name of TRS or its nominee.

       4.02. Transfer of Rights and Obligations. At the Closing, TRS shall become entitled to all AXP's rights and benefits in respect of the Assets. Any dividends or other benefits received by AXP in respect of the Mellon Shares, the FDC Shares, the LBH Preferred Shares and any payments received by AXP on the SBS Participation Agreements on or after the Closing Date shall be for the benefit of TRS, and shall be promptly forwarded to TRS upon any such receipt by AXP.

       4.03. The Shares. Until such time that neither AXP nor any subsidiary of AXP no longer owns any Shares, TRS shall not amend, supplement or otherwise modify the Certificate without the prior written consent of AXP.

       4.04. Conditions of Closing. TRS and AXP agree that the performance by each party of its obligations hereunder shall be conditioned on and subject to the accuracy on and as if made on the Closing Date of the other party's respective representations and warranties, performance of their respective covenants and other obligations hereunder and to the following conditions: that such party shall have received such documents, certificates and opinions as it may reasonably request and all proceedings taken in connection with the Closing shall be reasonably satisfactory in form and substance to such party and its counsel.

       4.05. Private Placement. AXP understands that the Shares have not been registered under the Act and covenants that it has purchased the Shares for its own account and intends to hold the Shares for investment and not for resale.
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                    ARTICLE V - MISCELLANEOUS
                    -------------------------

       5.01. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

       5.02. Expenses; No Tax Payments. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

       5.03. Additional Assurances. Subject to the terms of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated hereby.

       5.04. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts shall together constitute the same agreement.

       5.05. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. TRS may assign its rights hereunder to purchase any of the Assets to any of its wholly-owned subsidiaries.

       5.06. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended, or shall be construed to confer upon or give to any person, firm or corporation other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or of any term, provision, condition, undertaking, warranty, representation or agreement contained herein.

       5.07. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered by hand or overnight courier, or (ii) upon receipt if given by telecopier or telex, or (iii) three days after being mailed if by registered or certified mail, return-receipt requested, in each case, addressed as follows:

            (a)  If to AXP:

                 American Express Company
                 American Express Tower
                 World Financial Center
                 New York, New York 10285
                 Telecopy: 212-619-7099
                 Attn:  General Counsel

            (b)  If to TRS:

                 American Express Travel Related Services
                 Company, Inc.
                 American Express Tower
                 World Financial Center
                 New York, New York 10285
                 Telecopy: 212-640-5423
                 Attn:  General Counsel


or such other address as any party shall furnish to the other parties in writing.


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       5.08.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof.

       5.09. Waiver of Compliance. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation,covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

       5.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

       5.11. Entire Agreement. This Agreement, and the other documents and certificates delivered hereunder, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, covenants, representations or warranties, whether oral or written, by any party hereto.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

                         AMERICAN EXPRESS COMPANY



                         By: /s/Michael P. Monaco
                             --------------------
                            Name:  Michael P. Monaco
                            Title: Executive Vice President
                                   and Chief Financial Officer


                         AMERICAN EXPRESS TRAVEL RELATED
                         SERVICES COMPANY, INC.



                         By: /s/Walter S. Berman
                             -------------------
                            Name:  Walter S. Berman
                            Title: Executive Vice President
                                   and Chief Financial Officer

















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                                                       Appendix A
                                                       ----------
LIST OF ASSETS
- --------------

1. 2,500,000 shares of the Common Stock of Mellon Bank Corporation (the "Mellon Shares"), Warrants to Purchase up to 3,000,000 shares of the Common Stock of Mellon Bank Corporation (the "Mellon Warrants"), the rights of AXP under that certain Registration Rights Agreement dated May 21, 1993, between Shearson Lehman Brothers Inc. and Mellon Bank Corporation (the "Rights Agreement").

2. A 100% participation interest in all payments received by AXP under that certain Additional Purchase Price-Based on Profit Participation Agreement and that certain Additional Purchase Price Based on Revenue Agreement, each dated as of July 31, 1993, and entered into by and between Smith Barney Shearson Inc. and Lehman Brothers Inc. (the "SBS Participation Agreements"), and assigned as to 92.76% from Lehman Brothers Inc. to AXP. AXP shall retain its rights with respect to delivering joint instructions with Nippon Life Insurance Company and its rights regarding objections, consultations and determinations, including its obligations to Nippon Life.

3. 13,571,000 shares of the Common Stock of First Data Corporation (the "FDC Shares").

4. 928 shares of the Redeemable Voting Preferred Stock of Lehman Brothers Holdings Inc. ("LBH") and 8,000,000 shares of LBH Cumulative Voting Preferred Stock (collectively, the "LBH Preferred Shares") and the rights of AXP under that certain Purchase and Exchange Agreement dated May 26, 1994, between AXP and LBH, and the rights of AXP under that certain Registration Rights Agreement dated as of May 26, 1994 between AXP and LBH.

       At the Closing, AXP will deliver to TRS the certificates representing the Mellon Shares, the Mellon Warrants, the FDC Shares and the LBH Preferred Shares, duly endorsed in blank, or accompanied by a stock power or other proper instrument of assignment duly executed in blank and (b) an assignment in proper form assigning payments received under the SBS Participation Agreements.
























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